Exhibit 99.1

Sierra Pacific Resources Names Michael Yackira Chief Financial Officer
Thursday December 18, 12:41 pm ET

LAS VEGAS, Dec. 18 /PRNewswire-FirstCall/ — Walter M. Higgins, chairman and CEO of Sierra Pacific Resources (NYSE: SRP — News), today announced that Michael W. Yackira has been named executive vice president and chief financial officer, effective immediately.

Yackira, 52, has been executive vice president, strategy and policy, since joining Sierra Pacific Resources in January 2003.

“During the year he has been with us, Michael has demonstrated a range and depth of management and financial experience that makes him the ideal person to assume the CFO position of our company,” Higgins said. “Michael has an extensive financial background in our industry, having formerly served as CFO of FPL Group, one of the largest electric utility holding companies in the United States.”

Among a number of management positions Yackira held during his 11 years with FPL Group, he also was senior vice president, finance and CFO of Florida Power & Light Co.

Yackira, who is headquartered in Las Vegas, will continue to report to Higgins, who had temporarily assumed the company’s CFO responsibilities when the former CFO, Richard Atkinson, resigned earlier this month to accept a position with a non-utility company in Oregon.

In addition to his CFO responsibilities, Yackira will continue to oversee the company’s regulatory affairs. Yackira holds a BS degree in accounting from the City University of New York’s Lehman College and is a Certified Public Accountant. In addition to his electric utility industry experience, he has held senior financial positions in other industries, including CFO of Mars, Inc., vice president of finance of St. Joe Petroleum, Inc., and a number of executive and officer positions with subsidiaries of GTE Corporation.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.